Exhibit 10.2
Dynavax Technologies Corporation

Annual Bonus Plan

Purpose and Effective Date

Dynavax Technologies Corporation (“Dynavax” or the “Company”) has established this Annual Bonus Plan (the “Bonus Plan”) to align employee performance with annual corporate and individual goals and to reward the achievement of such goals during a performance year. The Bonus Plan will become effective on January 1, 2020, beginning with the 2020 performance year.

Administration

The Board and the Compensation Committee shall have the sole discretion and authority to administer and interpret the Bonus Plan. The decisions of the Board and the Compensation Committee shall in every case be final and binding on all persons having an interest in the Bonus Plan. The Board and Compensation Committee may, with respect to any performance year, determine the level of achievement of corporate and individual goals or choose not to fund the Bonus Plan, all at its sole discretion. Notwithstanding the foregoing, the Bonus Plan may be administered by the Company’s management if the Board or Compensation Committee delegates such authority, and in such event, the Company’s management shall have the discretion and authority to administer and interpret such aspects of the Bonus Plan, and the decisions of the Company’s management shall in such cases be final and binding.

Eligibility

In order to be eligible to participate in the Bonus Plan for a performance year, an individual must (a) be a Dynavax employee in the United States who works at least 20 hours per week, including Executive Officers, (b) have become an employee of Dynavax before or on the first business day in October of such performance year, and (c) not be a participant in Dynavax’s Sales Incentive Compensation program.

Because Dynavax intends to incentivize successful Participants to remain with Dynavax, Participants must be employed by Dynavax on the day payment is made to earn and be eligible for a bonus payment under the Bonus Plan.

Application of Bonus Targets

Dynavax sets a “Bonus Target” for each Participant measured as a percentage of the Participant’s Base Salary for the applicable performance year as set forth in the Annual Criteria.

Unless determined otherwise, Bonus Targets are applied as follows:

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If a Participant is promoted during a performance year and the Participant’s Bonus Target percentage increases in connection with the promotion, then the Bonus Target for such Participant will equal the greater Bonus Target in effect after such promotion and will be measured as a percentage of the Participant’s Base Salary.
•
If a Participant moves to a position and/or responsibility level with a lower Bonus Target during a performance year, then the Bonus Target for such Participant will equal the lower

Bonus Target in effect after such move and will be measured as a percentage of the Participant’s Base Salary.

Weighting of Performance Objectives

The Bonus Target for the CEO is based solely on Dynavax’s achievement of corporate goals (“Corporate Performance”). The Bonus Target for each employee other than the CEO is based on Corporate Performance and each Participant’s individual performance, including each Participant’s contribution to Corporate Performance (collectively, “Individual Performance”). Dynavax’s Board or Compensation Committee periodically reviews and determines the weighting between these two elements in determining bonuses under the Bonus Plan, with input from Dynavax’s management, as set forth in the Annual Criteria. The weighting between Corporate Performance and Individual Performance varies by level within Dynavax.

Corporate Performance

After the end of a performance year, Corporate Performance will be assessed by the Board or Compensation Committee, who will determine the “Corporate Performance Multiplier” for the performance year, which will reflect this assessment, as well as other successes and considerations the Board or Compensation Committee may deem relevant for the performance year. Unless determined otherwise, Dynavax will apply the same Corporate Performance Multiplier for all Participants for a given performance year. The Board or Compensation Committee may set the Corporate Performance Multiplier above 100%, but in any event not above 175%.

For each performance year, the corporate goals may be based on criteria such as the following: sales or commercial goals; research, development and clinical activities; financial metrics, including revenue, cash flow and net income, cash balance, operating expenses and stock price performance; hiring, retention, development of plans and other operational goals; commercial, clinical and strategic collaborations and alliance management; acquisitions and licensing or partnering transactions; manufacturing and supply goals; quality goals; regulatory goals; and government affairs and public policy goals.

Individual Performance

After the end of a performance year, each Participant’s Individual Performance will be assessed by the Board, Compensation Committee and/or management, as applicable, who will determine the “Individual Performance Multiplier,” which will reflect this assessment, as well as other successes and considerations as determined after the end of each performance year by management or, in the case of Executive Officers (other than the CEO), by the Board or Compensation Committee, as set forth in the Annual Criteria. The Board or Compensation Committee will take into account the recommendations and evaluation of each Executive Officer’s Individual Performance by the CEO or the Office of the President. A Participant’s Individual Performance Multiplier may be above 100% but, in any event, not above 175%.

For each performance year, the individual goals for a Participant may be based on such Participant’s contributions toward the achievement of the corporate goals for such performance year, department goals for such Participant’s area of accountability or responsibility, or other individual goals derived from or related to the corporate goals or department goals for such performance year.

Determination and Payment of Bonuses

The bonus amount paid to each Participant will be determined as follows:

Corporate Performance Portion		Individual Performance Portion		Total
Base Salary x Bonus Target x Corporate Performance Multiplier x Weighting	+	Base Salary x Bonus Target x Individual Performance Multiplier x Weighting	=

Dynavax maintains absolute discretion in determining the scope and impact of accomplishments as well as the final bonus payout for all Participants. Participants who have received formal disciplinary action during or after a performance year may have their bonus payout reduced or eliminated for that performance year, at the sole discretion of management or the Board or the Compensation Committee, as applicable.

All payments made under this Bonus Plan will be subject to recoupment in accordance with any clawback policy that Dynavax adopts pursuant to the listing standards of any national securities exchange or association on which Dynavax’s securities are listed or otherwise, whether before or after the date of any payment made under this Bonus Plan. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with Dynavax or any of Dynavax’s affiliates.

Bonuses for a performance year will be paid in cash to each Participant (or his/her beneficiary, in the event of death) by March 15th of the following year, except (i) as is otherwise determined in the sole discretion of the Board, the Compensation Committee or management, as appropriate, or (ii) as may be necessary or advisable to comply with regulations, laws, employment agreements or employment contracts applicable to a particular Participant; provided, however, that in all cases, the payment date of any bonus for any Participant who is subject to Section 409A of the Internal Revenue Code of 1986, as amended, or any state law of similar effect (“Section 409A”) will be designed to either comply with Section 409A or satisfy an exemption from application of Section 409A, and the Bonus Plan will be administered and interpreted to the greatest extent possible in compliance with Section 409A or in accordance with such exemption, as applicable. Benefits under this Bonus Plan are not transferable, and the Bonus Plan is unfunded.

Miscellaneous

The establishment of this Bonus Plan, any provisions of this Bonus Plan, and/or any action of the Board, Compensation Committee or management with respect to this Bonus Plan, does not confer upon any Participant the right to continued employment with Dynavax. Dynavax reserves the right to dismiss any Participant at will (at any time, with or without prior notice, with or without cause).

All bonus payments made under this Bonus Plan shall be subject to income and employment tax withholding as required by applicable federal, state or local law.

This Bonus Plan and any amendments thereto shall be construed, administered and governed in all respects in accordance with the laws of the State of Delaware (regardless of the law that might otherwise govern under applicable principles of conflict of laws). If any provision of this Bonus Plan shall be determined to be illegal, invalid or unenforceable, such determination shall in no manner affect the legality, validity or enforceability of any other provision hereof.

Definitions

“Annual Criteria” means the terms and conditions applicable to a specific performance year, as approved by the Board or Compensation Committee. The Annual Criteria will include the Bonus Targets, the weighting between Corporate Performance and Individual Performance for Participants, corporate goals and individual goals, if any, and other terms approved by the Board or Compensation Committee for such performance year as not inconsistent with the Bonus Plan.

“Base Salary” means the total amount of base salary or hourly wages actually paid to the Participant during the period of his or her participation in the Bonus Plan for the applicable performance year, rather than the Participant’s base salary level or hourly wage rate at any particular point during the applicable performance year (e.g., the Base Salary for an employee whose base salary or hourly wage rate is adjusted during the applicable performance year or for an employee who is hired during the applicable performance year will be the total amount of base salary or hourly wage rate actually paid to the employee during the period of his or her participation in the Bonus Plan for the applicable performance period). Base Salary includes (a) any amounts paid by Dynavax during periods of absence and/or leave (e.g., PTO or paid leave benefits from the Company) and (b) with respect to non-exempt employees, any overtime payments. Base Salary does not include any expense reimbursements, relocation payments, incentive compensation, commissions, bonuses (including signing bonuses), amounts received as a result of equity awards, short-term or long-term disability benefits from the state or through a third party benefit plan, or shift differential payments, “on call” pay or similar one-time or unusual payments.

“Board” means the Board of Directors of Dynavax Technologies Corporation.

“Compensation Committee” means the Compensation Committee of the Board.

“Executive Officers” means the Company’s executive officers as that term is defined in Section 16 of the Securities Exchange Act of 1934, as amended from time to time, and Rule 16a-1 thereunder.

“Participant” means an individual who meets the eligibility requirements in the section above entitled, “Eligibility.”

Adopted by the Compensation Committee on November 12, 2019.